Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

of

EP ENERGY CORPORATION

EP Energy Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Restated Certificate of Incorporation, which restates and integrates the provisions of the existing Certificate of Incorporation of the Corporation as heretofore amended (as so amended, the “Certificate of Incorporation”) and further amends the Certificate of Incorporation as provided herein, and does hereby further certify that:

1. The present name of the Corporation is EP Energy Corporation. The Corporation was originally incorporated under the name “El Paso Production Holding Company” by the filing of its original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware on December 6, 1999.

2. The Board of Directors of the Corporation and the sole stockholder of the Corporation have duly adopted this Restated Certificate of Incorporation in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

3.  This Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

4.  The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE ONE

NAME

The name of the Corporation is EP Energy Corporation.

ARTICLE TWO

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

ARTICLE THREE

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).

ARTICLE FOUR

AUTHORIZED SHARES

1.  Authorized Shares.  The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is                    of which                of such shares shall be common stock, par value $  .     per share (“Common Stock”), and                    of such shares shall be

preferred stock, par value $  .     per share (“Preferred Stock”). The Corporation may issue shares of any class of its capital stock for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

2.  Common Stock.  Except as provided in this Certificate of Incorporation, each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, together with the holders of all other classes or series of stock entitled to attend such meetings and to vote together with the shares of Common Stock on such matter or thing, to cast one vote for each outstanding share of Common Stock held of record by such stockholder upon any matter or thing upon which stockholders are entitled to vote generally; provided, however, that holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations, or restrictions thereon, of the Preferred Stock or any series thereof, if the holders of outstanding shares of Preferred Stock or any series thereof are entitled, either separately or together with the holders of outstanding shares of one or more other classes or series of capital stock of the Corporation, to vote thereon pursuant to this Certificate of Incorporation, as amended from time to time (including, without limitation, by any certificate of designations relating to any series of Preferred Stock).  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.  Preferred Stock.

(a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more series thereof, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided and as filed with the Secretary of State of the State of Delaware in accordance with the DGCL.  Authority is hereby expressly granted to the Board of Directors, subject to the limitations prescribed by the DGCL, to issue out of the unissued shares of Preferred Stock that have not been designated as to series, one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions providing for the issue of each series the powers (including voting powers, full or limited, if any) of the shares of such series and the designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i)                                     the maximum number of shares to constitute such series (which may subsequently be increased or decreased by resolutions of the Board of Directors unless otherwise provided in the resolution providing for the issue of such series), the distinctive designation thereof, and the stated value thereof if different than the par value thereof;

(ii)                                  the dividend rate of such series, the conditions, dates and preferences (if any) upon which such dividends shall be payable, the relation that such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative, noncumulative or partially cumulative;

(iii)                               whether the shares of such series shall be subject to redemption, in whole or in part, and if made subject to such redemption, the times, prices, adjustments and other terms and conditions of such redemption, including whether or not such redemption may occur at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event;

(iv)                              the terms and amount of any sinking fund established for the purchase or redemption of the shares of such series;

(v)                                 whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(vi)                              the right, if any, to subscribe for or to purchase any securities of the Corporation;

(vii)                           the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(viii)                        the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or on any other matter, including, without limitation, the extent to which holders of shares of such series shall be entitled to more or less than one vote per share and the extent to which holders of shares of such series shall be entitled to vote for the election of one or more directors who shall serve for such term (which may be greater or less than the terms of any other directors or class of directors) and have such voting powers (which may be greater or less than the voting powers of any other directors or class of directors) as shall be provided in the resolution or resolutions providing for the issue of such series;

(ix)                                the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation; and

(x)                                   the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such series shall operate upon the voting powers, designations, preferences, rights, and qualifications, limitations, or restrictions of such series.

(c)                                  Any shares of any class or series of Preferred Stock purchased, exchanged, converted, or otherwise acquired by the Corporation, in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this certificate of incorporation or in such resolution or resolutions.

4.  Consent of Stockholders Not Required.  Except as applicable law or this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) otherwise may require, the terms of any series of Preferred Stock may be amended without consent, approval or other action of the holders of any other series of Preferred Stock or of any class of capital stock of the Corporation.

5.  No Cumulative Voting of Shares.  Cumulative voting of shares of any class or series of capital stock having voting rights is prohibited unless specifically provided for or fixed pursuant to the provisions of any certificate of designations relating to any series of Preferred Stock.

ARTICLE FIVE

MEETINGS OF SHAREHOLDERS

1.  No Action by Written Consent.  Except as otherwise provided for or fixed pursuant to the provisions of any certificate of designations relating to any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by those stockholders in lieu of a meeting.

2.  Annual Meeting.  The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by a resolution of the Board of Directors in its sole and absolute discretion.

3.  Special Meetings.  Except as otherwise required by law and subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders of the Corporation may be called only (i) by the Chairman of the Board of Directors or (ii) by or at the direction of the Board of Directors pursuant to a resolution adopted by the affirmative vote of directors constituting at least a majority of the whole Board of Directors (including any vacancies or unfilled newly created directorships), and may not be called by any other person or persons.  Business transacted at any special meeting is limited to the purposes stated in the notice of such meeting.

ARTICLE SIX

BOARD OF DIRECTORS

1. Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors.

2.  Number of Directors. The number of directors which will constitute the whole Board of Directors shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of directors constituting at least a majority of the whole Board of Directors (including any vacancies or unfilled newly created directorships), subject to such rights of holders of a series of shares of Preferred Stock to elect one or more directors pursuant to any provisions of any certificate of designations relating to any such series, but in any event will not be less than three.

3.  Election.  Elections of directors need not be by written ballot except and as to the extent provided in the Bylaws of the Corporation.

4.  Classification and Terms of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock provided for or fixed by any certificate of designations relating to any such series, shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III, with the term of office of one class expiring each year. The directors first designated as Class I directors will serve for a term expiring at the annual meeting of stockholders held in [2013], the directors first designated as Class II directors will serve for a term expiring at the annual meeting of stockholders held in [2014], and the directors first designated as Class III directors will serve for a term expiring at the annual meeting of stockholders held in [2015]. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, each director will serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.  Commencing with the first annual meeting of the stockholders of the Corporation to be held following the effectiveness of the classification of the Board of Directors pursuant to this Section 4 of this Article Six, the successors of the class of directors whose term expires at that meeting shall be elected in accordance with this Section 4 of this Article Six to hold office for a term of three years and until the election and qualification of their respective successors in office.  At the time the classification of the Board of Directors pursuant to this Section 4 of this Article Six becomes effective, the Board of Directors shall, by the affirmative vote of the directors constituting a majority of the whole Board of Directors (including any vacancies or unfilled newly created directorships), assign directors then in office to such classes.  In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of such director’s current term or his or her prior death, disqualification, resignation, retirement, or removal from office, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so that the number of directors in each class is as nearly equal as possible.  To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by the Board of Directors.  No decrease in the number of directors constituting the entire Board of Directors shall shorten the term of an incumbent director.

During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Section 3 of Article Four hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation, retirement or removal.  Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, disqualification, resignation, retirement, or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

5.  Vacancies.  Except as otherwise provided for or fixed pursuant to the provisions of any certificate of designations relating to the rights of the holders of any one or more series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, disqualification, resignation, retirement, or removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, retirement, or removal.  If there are no directors in office, then an election of directors may be held in the manner provided by the Bylaws of the Corporation or, if not so provided for therein, by applicable law.

6.  Removal Only for Cause.   No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise, except for cause, and then only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE SEVEN

AMENDMENT OF BYLAWS

1. General Amendments.  The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the affirmative vote of directors constituting at least a majority of the whole Board of Directors (including any vacancies or unfilled newly created directorships).  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.

2.  Certain Amendments.  Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, Sections 1 and 3 of Article Five, Sections 2, 4, 5 and 6 of Article Six and this Article Seven.

ARTICLE EIGHT

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office.  Any amendment, repeal, or modification of this Article Eight shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE TEN

COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If the majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of that compromise or arrangement, the said compromise or arrangement and the said reorganization will, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE ELEVEN

JURISDICTION FOR CERTAIN PROCEEDINGS

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim involving the Corporation arising pursuant to any provision of the DGCL, any provisions of this Restated Certificate of Incorporation (including any certificate of designations establishing any series of Preferred Stock) or the Bylaws of the Corporation, or (iv) any other action asserting a claim involving the Corporation or any director or officer of the Corporation that is governed by or subject to the internal affairs doctrine for choice of law purposes. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eleven.

ARTICLE TWELVE

CORPORATE OPPORTUNITIES

1. Other Entities.  In recognition and anticipation that (a) directors and officers of the Corporation who are not employees of the Corporation (the “Non-Employee Directors and Officers”) may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, subsidiaries and affiliates of the Corporation (each, an “Other Entity”), (b) the Corporation, directly or indirectly, may engage and is expected to continue to engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage, (c) the Corporation may have an interest in the same areas of business opportunity as any Other Entity, (d) the Corporation may engage in material business transactions with any Other Entity and its affiliates, including (without limitation) receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its affiliates, and that the Corporation and such Other Entity or one or more of their respective affiliates may benefit from such transactions, and (e) as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the

Corporation, and the duties of any Non-Employee Directors and Officers (including any such persons who are also directors, officers or employees of any Other Entity), be determined and delineated in respect of (x) any transactions between the Corporation and its affiliates, on the one hand, and such Other Entity and its affiliates, on the other hand, and (y) any potential transactions or matters that may be presented to Non-Employee Directors and Officers, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its affiliates, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its subsidiaries of persons who may also serve from time to time as directors, officers and employees of such Other Entity, the provisions of this Article Twelve will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers and employees, and the powers, rights, duties and liabilities of the Corporation and its Non-Employee Directors and Officers in connection therewith and in connection with any potential business opportunities of the Corporation.  Any person or persons purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article Twelve.  References in this Article Twelve to “directors,” “officers” or “employees” of any person will be deemed to include those persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

2. Renunciation of Potential Business Opportunities.  If a Non-Employee Director and Officer is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its subsidiaries, in which the Corporation could, but for the provisions of this Article Twelve, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), (a) such Non-Employee Director and Officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto), (b) any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity, (c) the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and (d) the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity, unless both of the following conditions are satisfied:  (x) such Potential Business Opportunity was expressly offered to a Non-Employee Director or Officer solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any subsidiary of the Corporation and (y) such opportunity relates to a line of business in which the Corporation or any of its subsidiaries is then directly engaged.

3. Amendments.   No alteration, amendment or repeal of, or adoption of any provision inconsistent with, any provision of this Article Twelve will have any effect upon (a) any agreement between the Corporation or an affiliate thereof and any Other Entity or an affiliate thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction effected in connection with the performance of any such agreement, whether such transaction is effected before or after the Amendment Time, (b) any transaction entered into between the Corporation or an affiliate thereof and any Other Entity or an affiliate thereof, before the Amendment Time, (c) the allocation of any business opportunity between the Corporation or an affiliate thereof and any Other Entity or an affiliate thereof, before the Amendment Time, or (d) any duty or obligation owed by any Non-Employee Director and Officer (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such Non-Employee Director and Officer was offered, or of which such Non-Employee Director and Officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed this [    ] day of [            ], 2011.

EP ENERGY CORPORATION

By:
Name:
Title: